Exhibit 10.1

CERTAIN INFORMATION IDENTIFIED WITH [***] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AGREEMENT

This AGREEMENT (the “Agreement”) is entered into by and between Sanjay Banker (“Executive”) and Sonder USA Inc. (the “Company”), and collectively, the “Parties.”
RECITALS
Whereas, Executive’s full-time employment as Chief Financial Officer with the Company will terminate effective December 31, 2022, as will his role as President and Chief Financial Officer of the Company’s parent company, Sonder Holdings Inc. (“Parent”), or any earlier date as provided herein (“Termination Date”);
Whereas, the Parties wish to ensure a smooth transition and retain Executive’s services as President and Chief Financial Officer to the Parent through the Termination Date (“Transition Period”) and thereafter for one (1) year as a part-time employee Senior Advisor to the Company (“Senior Advisor”) with termination of Executive’s employment occurring no later than the date on which he is no longer a Senior Advisor;
The Parties now desire to memorialize their agreement and resolve all and any disputes arising out of or in connection with Executive’s employment with, and separation of employment from, the Company, and any and all other matters; and
The Parties are willingly and voluntarily entering into this Agreement, and Executive has reviewed and understands the terms of this Agreement.
AGREEMENT
IN CONSIDERATION of the promises and mutual covenants contained in this Agreement, the Parties agree as follows:
1.Effective Date; Resignations.
This Agreement shall be effective on the eighth (8th) calendar day after Executive’s execution of this Agreement (the “Effective Date”), provided Executive does not revoke acceptance pursuant to Paragraph 17.7. Executive hereby resigns, effective at 11:59 p.m. Pacific Time on the Termination Date, as: (i) President and Chief Financial Officer of Parent, (ii) Chief Financial Officer of the Company, and (iii) all other positions held at the Parent and its affiliates, in each case, voluntarily, without any further required action by Executive, and Executive, at the Parent’s or Company’s request, will execute any documents necessary to reflect his resignations.
2.Consideration.
1.1.In consideration of the promises made by Executive in this Agreement, including in particular the release which forms a material part of this Agreement, the Company agrees that, on the first payroll date after the Effective Date and delivery of the signed Agreement to the Company, and provided that Executive has not exercised Executive’s right of revocation, the Company shall: (a) continue to employ and pay Executive through the Termination Date at Executive’s current base salary, less all applicable withholdings and deductions, including any garnishments or other legally required deductions (“Salary Continuation”); (b) continue to

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provide health and welfare benefits to Executive through the Termination Date subject to the terms of the applicable plan; (c) permit Executive to continue to vest in stock options granted to Executive pursuant to Parent stock option plans (the issuing stock option plan for each particular stock option grant is the “Stock Option Plan”) and the stock option award agreements between Parent and Executive (the “Stock Options” and which for avoidance of doubt does not include any awards issued under the Management Equity Incentive Plan) through the Termination Date; (d) permit Executive to continue to participate in the Management Equity Incentive Plan (“MEIP”) through the Termination Date, subject to the terms and conditions and vesting conditions of the MEIP; and (e) participate, through the Termination Date, while a Company employee, in any Stock Options exchange or repricing or tender offer program that other Company executives are eligible for subject to the terms of the program (provided that any requirement for rendering services as an employee for 12 additional months shall not be applicable to Executive) (collectively clauses (a) through (e) are the “Transition Consideration”).
1.2.In return for the Transition Consideration and the Additional Consideration (as defined below), Executive acknowledges and agrees that the Company has no further obligation to provide any severance benefits to Executive pursuant to the letter agreements between Executive and the Company, dated January 25, 2019 and September 14, 2021 (“Letter Agreements”) and the Key Executive Change in Control and Severance Plan dated October 7, 2021 (“Severance Plan”), and further agrees to sign (and not revoke) and deliver the Second General Release attached hereto as Exhibit A and otherwise remain in full Compliance with this Agreement and Executive’s Proprietary Information, Invention Assignment and Non-Interference Agreement. Subject to Executive’s timely execution and non-revocation of the Second General Release, the Company shall provide Executive with the following “Additional Consideration”:
(a) Acceleration of 100% of the then-unvested shares subject to Executive’s Stock Options and the vested unexercised portions of such Stock Options shall remain exercisable until the earliest of (i) the fourth anniversary of the Termination Date, (ii) the applicable expiration date of the Stock Option, or (iii) the date on which the Stock Option is canceled under the Stock Option Plan in connection with a Change in Control (as defined in the Severance Plan) or similar transaction as defined in the Stock Option Plan;
(b) Being nominated to serve (and continuing to serve) as a member of the Parent Board of Directors as a Class III director effective January 1, 2023, subject to the Parent’s standard Outside Director Compensation Policy; and
(c) If on the day before the Termination Date, Executive and any qualifying spouse and/or other dependents of the Executive (“Family Members”) have coverage under group medical, dental and/or vision plan which is maintained by the Company and is subject to the continuation requirements of the federal Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, or “COBRA” (“Qualifying Health Coverage”), the Executive will receive a lump sum cash payment (within 45 days of the Termination Date) in a total amount equal to 12 months of the Monthly COBRA Premium Amount (as defined below). “Monthly COBRA Premium Amount” for purposes of this Agreement means the applicable monthly premium cost that the Executive otherwise would be required to pay to continue Qualifying Health Coverage pursuant to COBRA, which amount will be determined based on the premium otherwise payable for the first month of such COBRA continuation coverage, including the two percent (2%) administrative charge, if applicable. For the avoidance of doubt, any such payment will be made regardless of whether the Executive (and/or any Family Members) actually elect COBRA continuation coverage.

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The Additional Consideration, collectively with the Transition Consideration, is the “Consideration.”
1.3.Executive acknowledges and agrees that the Company has not made any representations or warranties regarding the tax consequences of any amounts paid or other consideration pursuant to this Agreement. Executive is solely responsible for all tax reporting obligations and agrees to pay (and is solely responsible for) all local, state and federal income taxes, penalties, interest, fines or other assessment incurred or owed by Executive, if any, in connection with the Consideration or this Agreement. Executive agrees to indemnify and hold harmless the Company against any liabilities, assessment of taxes, penalties, interests, fines, costs and expenses, including attorneys’ fees, arising out of the Consideration or this Agreement. All payments and benefits provided to Executive shall be subject to applicable tax withholding as determined by the Company.
3.No Admission.
It is understood and agreed that this Agreement shall not be construed as an admission by either party of any liability or the violation of any law, statute, ordinance, contract, regulation or legal or moral duty whatsoever. The Company specifically disclaims any liability to Executive for any violation of any law, statute, ordinance, contract or duty.
4.First General Release.
1.4.Except as otherwise stated in this Agreement, and in consideration for all of the promises and covenants herein, including the Transition Consideration, Executive knowingly and voluntarily releases and forever discharges the Company, its parent, subsidiary, related, affiliated, predecessor, and successor companies/entities, and each of their respective past, present and future principals, owners, stockholders, partners, members, directors, officers, joint venturers, joint employers, alter-egos, affiliates, fiduciaries, trustees, employees, servants, contractors, agents, attorneys, insurers, assigns, and representatives (the “Released Parties”) from all actions, suits, claims, demands, liabilities, grievances, charges, injuries, losses, damages, monies, injunctive relief, arbitrations, attorney’s fees, debts, interest, expenses and costs, contracts, equity, stock (including “phantom stock”), stock options, ownership interest, profit share, management fees, promises, judgments, awards, orders, executions, and other legal responsibilities, of any form or nature whatsoever, and/or any causes of action of whatever kind or character, whether known or unknown, suspected or unsuspected, unforeseen, unanticipated, unsuspected, or latent, which Executive (or Executive’s predecessors, successors, assigns, representatives, or authorized agents) ever had, now has, or which Executive’s heirs, assigns, executors or administrators hereafter can, shall or may have, arising out of or relating in any way to any acts, circumstances, facts, transactions, omissions, or other subject matters, based on facts occurring prior to the time Executive executes this Agreement (“Released Claims”).
1.5.The Released Claims include, but are not limited to: (i) any claims, actions, suits or charges arising out of Executive’s employment with the Company and/or the termination of Executive’s employment with the Company, including, but not limited to, any salary, wages, bonuses, equity, stock (including “phantom stock”), stock options (except as expressly set forth herein), ownership interest, profit share, management fees, holiday pay, vacation, employee benefits, defamation, libel, personal injury, any other compensatory damage;; (iii) any claims in connection with any term or condition of Executive’s employment with the Company, including but not limited to any and all compensation, salaries, wages, minimum wage, overtime, holiday pay, bonuses, commissions, pay, allowances, monies, meal and rest period violations or premiums, off the clock work, expenses/reimbursements, wage statements, employee benefits, sick/vacation pay, severance pay, retention pay, paid leave benefits, any other wage and hour related claims, and any other benefits, penalties, interest, damages, and promises related to the

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same; (iv) any disputed claims for unpaid wages, salary or benefits, including overtime, penalties, interest, attorneys’ fees, loss of future earnings, unfair competition and unfair business practices; (v) any claims that the Company or any of the Released Parties violated any promise or agreement either express or implied with Executive; (vi) any and all claims arising under violation of the National Labor Relations Act (NLRA) (to the extent permitted by law), Title VII of the Civil Rights Act (Title VII), the Americans With Disabilities Act of 1990 (ADA), the Age Discrimination in Employment Act (ADEA), the Older Worker Benefit Protection Act (OWBPA), the Employee Retirement Income Security Act (excluding vested benefits) (ERISA); the Rehabilitation Act, the Occupational Safety and Health Act (OSHA) (federal and California), the American Rescue Plan Act (ARPA), the Families First Coronavirus Response Act (FFCRA), the Fair Labor Standards Act (FLSA), the Family and Medical Leave Act (FMLA), the California Family Rights Act (CFRA), the Worker Adjustment and Retraining Notification Act (federal and California), the California Fair Employment and Housing Act (FEHA), the Unfair Business Practices Act/Unfair Competition Law (UCL); the California Labor Code, the California Government Code, the California Civil Code, the applicable California Wage Order(s), and the California Private Attorneys General Act (to the extent permitted by law) (all as amended); (vii) discrimination or harassment on the basis of any protected status, such as race, color, ancestry, national origin (including language use restrictions), citizenship, religious creed (including religious dress and grooming practices), sex (which includes pregnancy, childbirth, breastfeeding and medical conditions related to pregnancy, childbirth or breastfeeding), marital status, domestic partnership status, sexual orientation, gender, gender identity or gender expression, veteran status, military status, political affiliation, family care or medical leave status or the denial of family and medical care leave, age, physical or mental disability (including HIV and AIDS), medical condition (including cancer and genetic characteristics), genetic information, or any other basis protected by applicable federal, state or local law, rule, ordinance or regulation; any whistleblower or retaliation claims on the basis of any protected activity or other protected basis; and (viii) breach of any express or implied promise, contract or agreement (express or implied), or breach of the implied covenant of good faith and fair dealing; any tort or common law claims, including wrongful discharge, intentional or negligent infliction of emotional distress, negligence, fraud, misrepresentation, defamation, interference with prospective economic advantage, or other tort or common law actions; claims for misclassification, wage and hour, or other claims related to hours, conditions, or compensation related to work; and any other violation of local, state, or federal law, constitution, statute, regulation, ordinance, order, guidance, resolution, public policy, contract, or tort or common law claim, whether for legal or equitable relief, having any bearing whatsoever on the terms and conditions of employment, or association or working relationship, with any of the Released Parties, including but not limited to any allegations for penalties, interest, costs and fees, including attorneys’ fees, incurred in any of these matters, which Executive ever had, now has, or may have as of the date of this release. All such claims, liabilities or causes of action (including, without limitation, claims for related attorneys’ fees and costs) are forever barred by this Agreement regardless of the forum in which they may be brought. The Parties intend for this release to be as broad as possible. Notwithstanding the foregoing, Executive does not waive or release any claim which cannot be waived or released by private agreement. Further, nothing in this Agreement shall prevent Executive from filing a charge or complaint with, or from participating in, an investigation or proceeding conducted by the SEC, OSHA, EEOC, Civil Rights Department, NLRB or any other federal, state or local agency charged with the enforcement of any employment or other applicable laws. Executive, however, understands that by signing this Agreement, Executive waives the right to recover any damages or to receive other relief in any claim or suit brought by or through the EEOC, the CRD or any other state or local deferral agency on Executive’s behalf to the fullest extent permitted by law, but expressly excluding any monetary award or other relief available from the SEC/OSHA, including an SEC/OSHA whistleblower award, or other awards or relief that may not lawfully be waived.

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1.6.Unknown Claims. It is a condition of this Agreement, and it is the Parties’ intention by executing this Agreement, that the release of claims contained in this Agreement shall be effective as a bar to each and every claim, whether now known or unknown. As such, Executive expressly, knowingly and voluntarily waives any and all rights and benefits conferred by section 1542 of the California Civil Code and does so understanding and acknowledging the significance and consequence of such specific waiver of section 1542, which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
1.7.Executive warrants and agrees that Executive shall not and has not filed any claims, causes of action or complaints against the Company or any of the Released Parties that relate to any actions or conduct occurring prior to the execution of this Agreement, except for any such claims that cannot be waived in a private agreement. Executive agrees that if he does file such action the Company shall be entitled to cease any further payments and that the payments already made under this Agreement, if any, shall constitute full and complete consideration for Executive’s release of claims.
1.8.To the extent the release set forth in this Agreement expressly extends to persons or entities that are not signatories to this Agreement, it is expressly declared to be for their benefit and use.
5.No Other Consideration.
Executive represents and acknowledges that the Transition Consideration contained in this Agreement shall constitute the entire consideration provided to Executive and Executive will not seek any further compensation for any claim, damage, cost, or attorney’s fees in connection with the matters encompassed in this Agreement, including without limitation under the Letter Agreements or Severance Plan (and for avoidance of doubt as of the Effective Date Executive shall no longer be a participant in or covered by the Severance Plan). Executive represents and acknowledges that the Transition Consideration contained in this Agreement constitutes a full satisfaction and accord of any claims Executive has or may have against the Company or any of the Released Parties. Executive acknowledges the Transition Consideration constitutes ample consideration, the sufficiency of which is hereby acknowledged, for Executive’s promises in this Agreement.
6.Covenant Not To Sue.
This Agreement is expressly conditioned upon Executive’s covenant not to file any claim against the Company or its owners, officers, directors, employees, or any of the Released Parties. Executive agrees not to sue any of the Released Parties or become a party to a lawsuit, whether in an individual or representative capacity, on the basis of any claims of any type that arise out of any aspect of Executive’s employment or termination of employment with the Company or any other matter up through the date Executive executes this Agreement. Executive understands that this is an affirmative promise by Executive not to sue any of the Released Parties, which is in addition to Executive’s general release of claims. If Executive (whether individually or jointly) breaches this Agreement by suing any of the Released Parties in violation of this Covenant Not to Sue, Executive understands that (i) the Released Parties will be entitled to apply for and receive an injunction to restrain any violation of this Agreement; (ii) Executive will be required

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to pay the Released Parties’ legal costs and expenses, including reasonable attorney fees, associated with defending against any such lawsuit and enforcing the terms of this Agreement; and (iii) the Company shall be entitled to cease any further payments to Executive in which event Executive agrees that the payments already made under this Agreement, if any, shall constitute full and complete consideration for Executive’s release of claims; provided, however, that this section will not apply to any lawsuit necessary to enforce the terms of this Agreement.
7.Executive Representations.
Executive warrants, represents and acknowledges that the Company is paying the Consideration in reliance upon the following: (a) Executive will return as of the Termination Date, or upon earlier request by the Company, all Company property to the Company, including all confidential information, files, data, employee information, PII, business plans, marketing information, emails, company social media posts and accounts, computer hardware or software, printer, copier, files, papers, memoranda, correspondence, customer, vendor, supplier lists, financial data, credit cards, keys, recordings, pictures, passwords and security access cards, and any other items of any nature which were or are the property of the Company (which expressly includes all documents and correspondence created or received by Executive as part of Executive’s employment with the Company); (b) Executive will not retain any copies (whether in electronic or hard copy form) of any such property in Executive’s possession or under Executive’s control, and has fully and finally deleted any Company documents or information from all of Executive’s computers, laptops, personal devices, personal storage accounts or devices, and any other storage media; (c) Executive has no reason to believe that Executive has suffered any injuries or illnesses on the job which have not been reported in writing to the Company; (d) Executive acknowledges that Executive has been properly provided any leave of absence because of Executive’s or Executive’s family member’s health condition; and (e) Executive agrees that the Company does not possess any property belonging to Executive.
8.Transition and Service as a Senior Advisor.
During the Transition Period Executive agrees to perform Executive’s regular services as Company Chief Financial Officer and as President and Chief Financial Officer of Parent.
For calendar year 2023, Executive shall provide advisory services as a part-time employee as Senior Advisor, up to eight (8) hours per week upon request, to or at the direction of either the Company’s new Chief Financial Officer or its Chief Executive Officer. The total compensation for the entire year of services as Senior Advisor is $473,680 which will be paid in 2023 in twelve equal monthly installments (“Advisor Compensation”). For the avoidance of doubt, after the Termination Date, Executive will not have access to any Company benefits, perquisites or Company employee programs other than those specifically delineated in this Agreement, or as required by law.
9.Early Termination Without Cause.
If before December 31, 2023, the Company terminates Executive’s employment without Cause (as that term is defined in the Severance Plan) or if termination of employment is due to Executive’s death or Disability (as that term is defined in the Severance Plan), and if Executive (or his legal representative or estate) timely signs and does not revoke the Second General Release and otherwise remains in full compliance with all obligations set forth or referenced in this Agreement and the Second General Release, then Executive shall receive the unpaid Advisor Compensation (paid pursuant to Paragraph 8) and the Additional Consideration (or respective outstanding portions thereof).
10.Termination for Cause, Resignation.

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If, prior to December 31, 2023, the Company terminates Executive’s employment for Cause, or Executive resigns for any reason (including for “Good Reason” as defined in the Severance Plan), Executive shall not be eligible for any Consideration other than wages and benefits through the date Executive’s employment ends and shall not serve or continue to serve as a Senior Advisor.
11.Liens and Encumbrances.
Executive represents and warrants that there are no liens or encumbrances on the Consideration. Executive also represents and warrants that Executive has not assigned or transferred or purported to assign or transfer to any person, firm or corporation any claim, demand, right, damage, liability, debt, account, action, cause of action, or any other matter herein released. Executive agrees to indemnify and hold the Company and Released Parties harmless against any claim, demand, right, damage, liability, debt, account, action, cause of action, cost or expense, including attorneys’ fees, arising out of or in any way connected with any liens, encumbrances, transfer or assignment, or any such purported claimed lien, encumbrance, transfer or assignment.
12.Non-Disparagement and References
Executive agrees that Executive shall not orally or in writing criticize, disparage, make any negative statements, or otherwise undermine the reputation of the Company or any of the Released Parties or comment in any negative way upon the business operations, products, services, employees, practices, procedures or policies of the Company or any of the Released Parties. Executive’s non-disparagement obligation is a material term of this Agreement. All requests for written references shall be directed to Bonnie Samuels, who will respond that it is Company policy to verify job title and dates of employment and upon receipt of an authorization executed by Executive, salary history.
13.Severability.
Should any clause or provision of this Agreement be declared illegal or unenforceable, it shall be modified as minimally necessary to be enforceable. If the provision cannot be modified to be enforceable, such provision shall be deemed null and void, leaving the remainder of this Agreement in full force and effect, provided, however, that if the deletion of such provision materially affects the operation of the release by Executive of all claims against the Company and/or the Released Parties, there shall be no obligation for the Company to make any payment to Executive under this Agreement except for 10% of the Additional Consideration, and any payment already made by the Company to Executive in accordance with this Agreement shall be fully recoverable by the Company as applicable from Executive, except for 10% of the Additional Consideration, which shall be sufficient consideration for any and all of Executive’s promises in this Agreement.
14.No Reliance.
The Parties represent and acknowledge that in executing this Agreement, they do not rely and have not relied upon any representation or statement made by the other party or the other party’s agents, attorneys, employees, officers, directors, or representatives with regard to the subject matter, basis or effect of this Agreement or otherwise, other than those specifically stated in this Agreement.
15.Continuing Obligations.

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1.9.Executive agrees and acknowledges that Executive shall continue to be bound by the Company’s Proprietary Information, Invention Assignment and Non-Interference Agreement.
1.10.Executive agrees and acknowledges that during Executive’s employment, Executive obtained certain confidential business information of the Company and its clients. Executive agrees to hold in strictest confidence, and not to use (except for the benefit of the Company as applicable) or disclose to any person, firm, or corporation without written authorization of an officer of the Company, any confidential or proprietary information.
1.11.Executive understands that this confidential or proprietary information is or may be in the nature of a trade secret, and is the exclusive property of the Company. Executive will not retain any copies of any such confidential or proprietary information in Executive’s possession or under Executive’s control and will return all such confidential and proprietary information to the Company. Executive covenants that Executive will not, directly or indirectly, use for Executive’s own benefit, use to the detriment of the Company, or divulge to persons other than authorized representatives of the Company, any confidential or proprietary information.
1.12.Executive recognizes that the Company has received from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm, or corporation and will not, directly or indirectly, use it for Executive’s own benefit or to the detriment of the Company or the Third Party from whom it was received or to whom it belongs or for any other purpose.
16.Miscellaneous.
1.13.Counterparts and Signatures: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same written instrument. The Parties agree that electronic, fax or other copies of the Parties’ and other signatures on this Agreement are binding and admissible to the same extent that they would be if they were original signatures.
1.14.Successors in Interest: This Agreement shall be binding upon the Parties and upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns. Executive expressly warrants that Executive has not transferred to any person or entity any rights, causes of action, or claims released in this Agreement, and that Executive is fully empowered to enter into this Agreement.
1.15.Governing Law and Interpretation: This Agreement shall be governed by, interpreted under and enforced under the laws of California and venue shall be deemed to be in California. The Parties have jointly participated in the negotiation and drafting of this Agreement. The Agreement shall be interpreted in accordance with the plain meaning of its terms. In the event of an ambiguity or a question of intent arises, this Agreement shall be construed as if drafted jointly by each of the Parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of authorship of any of the provisions of this Agreement.
1.16.Arbitration: Any and all disputes arising out of or relating to this Agreement, together with any exhibits and other documents expressly referenced in this Agreement, shall be resolved exclusively pursuant to the Parties’ existing Mutual Agreement to Arbitrate.
1.17.Amendment: This Agreement may not be modified, altered or changed, except upon express written consent of the Parties.

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1.18.Entire Agreement: This Agreement, together with any exhibits and other documents expressly referenced in this Agreement, sets forth the entire agreement between the Parties and supersedes any prior agreements, contracts or understandings between the Parties.
1.19.Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations thereunder (collectively, “Section 409A”), and shall be interpreted in accordance with such intention. In the event that this Agreement or any benefit paid to Executive hereunder is deemed to be subject to Section 409A, the Company shall in its discretion and without an obligation to do so adopt such conforming amendments as the Company deems necessary, in its reasonable discretion, to comply with Section 409A and avoid the imposition of taxes under Section 409A. Each payment made pursuant to any provision of this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Section 409A. While it is intended that all payments and benefits provided under this Agreement shall be exempt from or comply with Section 409A, the Company makes no representation or covenant to ensure that the payments under this Agreement are exempt from or compliant with Section 409A. The Company shall have no liability to Executive or any other party if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt or compliant. Executive further understands and agrees that Executive shall be entirely responsible for any and all taxes on any benefits payable to Executive as a result of this Agreement. If the Company determines that any payments to Executive in connection with his termination of employment constitute “nonqualified deferred compensation” under Section 409A and if the Participant is a Section 409A “specified employee” of the Company at the time of such termination, then, solely to the extent necessary to avoid the incurrence of additional taxes under Section 409A, the timing of any affected nonqualified deferred compensation payments will be delayed as follows: on the earlier to occur of (i) the date that is six (6) months and one (1) day after the effective date of Executive’s Section 409A separation from service, and (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will (A) pay to the Executive a lump sum amount equal to the sum of the payments upon Executive’s separation from service that the Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payments had not been delayed pursuant to this Paragraph 16.7, and (B) commence paying the balance of the payments in accordance with the applicable payment schedules. No interest will be due on any amounts so delayed by this Paragraph 16.7.
17.Knowing and Voluntary Agreement.
By signing this Agreement, Executive acknowledges that:
1.20.Executive has had a full twenty-one (21) days within which to consider this Agreement before executing it or has freely and knowingly waived the right to consider this Agreement for a full twenty-one (21) days by executing the Agreement before the expiration of the 21-day period;
1.21.The Parties agree that any changes, whether material or immaterial, to this Agreement, do not restart the running of the twenty-one (21) day period;
1.22.Executive has carefully read and fully understands all provisions of this Agreement;
1.23.Executive knowingly and voluntarily agrees to all of the terms set forth in this Agreement and agrees to be legally bound by all of the terms set forth in this Agreement;
1.24.Executive has been and hereby is advised in writing to consider the terms of this Agreement and to consult with an attorney;

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1.25.Prior to signing this Agreement, Executive has had the opportunity to consult with counsel of Executive’s choice concerning the terms and conditions of this Agreement and has done so or freely chosen not to do so;
1.26.Executive has a full seven (7) days following the execution of this Agreement to revoke this Agreement. To revoke, Executive must send a written statement of revocation to Bonnie Samuels at [***]. If Executive revokes within seven (7) days, Executive will receive no benefits under this Agreement. In the event Executive does not exercise his right to revoke this Agreement, the Agreement shall become effective on the date immediately following the seven-day (7) waiting period described above; and
1.27.Executive expressly understands that among the various rights and claims being waived by this Agreement are those arising under the ADEA (29 U.S.C. § 621, et seq.), but that any such claims that arise after the date of this Agreement are not waived. Although Executive is releasing claims that Executive may have under the OWBPA and ADEA, Executive understands that Executive may challenge the knowing and voluntary nature of his release in this Agreement before a court, the EEOC, NLRB, or any other federal, state or local agency charged with the enforcement of such employment laws.
        Having read the foregoing, having fully understood and agreed to the terms and provisions of this Agreement and intending to be bound hereby, the Parties voluntarily and of their own free will execute this Agreement as follows:
PLEASE READ CAREFULLY. THIS GENERAL RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

AGREED AND UNDERSTOOD:
Dated: October 15, 2022	/s/ Sanjay Banker SANJAY BANKER
Dated: October 15, 2022	SONDER USA INC. By: /s/ Phil Rothenberg Phil Rothenberg General Counsel

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Exhibit A
SECOND GENERAL RELEASE
This SECOND GENERAL RELEASE AGREEMENT (the “Second General Release”) is entered into by and between Sanjay Banker (“Executive”) and Sonder USA Inc. (the “Company”), and collectively, the “Parties.”
RECITALS
Whereas, the Parties entered into an Agreement, dated October 15, 2022 (the “Agreement”).
Whereas, the Company and Executive wished to ensure a smooth transition and retain Executive’s services to the Company’s parent company, Sonder Holdings Inc. (“Parent”), for a Transition Period (all capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement);
Whereas, to accomplish this transition, Executive agreed to remain employed with the Company and serve as Parent’s President and Chief Financial Officer through the Termination Date;
The Parties now desire to memorialize their agreement to resolve all and any disputes arising out of or in connection with Executive’s employment with, and separation of employment from, the Company, and any and all other matters; and
The Parties are willingly and voluntarily entering into this Second General Release, and Executive has reviewed and understands the terms of this Second General Release.
SECOND GENERAL RELEASE
IN CONSIDERATION of the promises and mutual covenants contained in this Second General Release, the Parties agree as follows:
1.Effective Date.
This Second General Release shall be effective on the eighth (8th) calendar day after Executive’s execution of this Second General Release (the “Effective Date”), provided Executive does not revoke acceptance pursuant to Paragraph 6.7 of this Second General Release. This Second General Release may not be executed until Executive’s Termination Date.
2.Consideration.
1.1.In consideration of the promises made by Executive in the Agreement and this Second General Release, the Company shall provide to Executive the Additional Consideration.
1.2.Executive acknowledges and agrees that the Company has not made any representations or warranties regarding the tax consequences of any amounts paid or other consideration pursuant to this Second General Release. Executive is solely responsible for all tax reporting obligations and agrees to pay all local, state and federal income taxes, penalties, interest, fines or other assessment incurred or owed by Executive, if any, in connection with the Additional Consideration or this Second General Release. Executive agrees to indemnify and hold harmless the Company against any liabilities, assessment of taxes, penalties, interests, fines, costs and

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expenses, including attorneys’ fees, arising out of the Additional Consideration or this Second General Release.
3.Second General Release.
1.1.Except as otherwise stated in this Second General Release, and in consideration for all of the promises and covenants herein and in the Agreement, including the Additional Consideration, Executive knowingly and voluntarily releases and forever discharges the Company, its parent, subsidiary, related, affiliated, predecessor, and successor companies/entities, and each of their respective past, present and future principals, owners, stockholders, partners, members, directors, officers, joint venturers, joint employers, alter-egos, affiliates, fiduciaries, trustees, employees, servants, contractors, agents, attorneys, insurers, assigns, and representatives (the “Released Parties”) from all actions, suits, claims, demands, liabilities, grievances, charges, injuries, losses, damages, monies, injunctive relief, arbitrations, attorney’s fees, debts, interest, expenses and costs, contracts, equity, stock (including “phantom stock”), stock options, ownership interest, profit share, management fees, promises, judgments, awards, orders, executions, and other legal responsibilities, of any form or nature whatsoever, and/or any causes of action of whatever kind or character, whether known or unknown, suspected or unsuspected, unforeseen, unanticipated, unsuspected, or latent, which Executive (or Executive’s predecessors, successors, assigns, representatives, or authorized agents) ever had, now has, or which Executive’s heirs, assigns, executors or administrators hereafter can, shall or may have, arising out of or relating in any way to any acts, circumstances, facts, transactions, omissions, or other subject matters, based on facts occurring prior to the time Executive executes this Second General Release (“Released Claims”).
1.2.The Released Claims include, but are not limited to: (i) any claims, actions, suits or charges arising out of Executive’s employment with the Company and/or the termination of Executive’s employment with the Company, including, but not limited to, any salary, wages, bonuses, equity, stock (including “phantom stock”), stock options (except as expressly set forth herein), ownership interest, profit share, management fees, holiday pay, vacation, employee benefits, defamation, libel, personal injury, any other compensatory damage; (iii) any claims in connection with any term or condition of Executive’s employment with the Company, including but not limited to any and all compensation, salaries, wages, minimum wage, overtime, holiday pay, bonuses, commissions, pay, allowances, monies, meal and rest period violations or premiums, off the clock work, expenses/reimbursements, wage statements, employee benefits, sick/vacation pay, severance pay, retention pay, paid leave benefits, any other wage and hour related claims, and any other benefits, penalties, interest, damages, and promises related to the same; (iv) any disputed claims for unpaid wages, salary or benefits, including overtime, penalties, interest, attorneys’ fees, loss of future earnings, unfair competition and unfair business practices; (v) any claims that the Company or any of the Released Parties violated any promise or agreement either express or implied with Executive; (vi) any and all claims arising under violation of the National Labor Relations Act (NLRA) (to the extent permitted by law), Title VII of the Civil Rights Act (Title VII), the Americans With Disabilities Act of 1990 (ADA), the Age Discrimination in Employment Act (ADEA), the Older Worker Benefit Protection Act (OWBPA), the Employee Retirement Income Security Act (excluding vested benefits) (ERISA); the Rehabilitation Act, the Occupational Safety and Health Act (OSHA) (federal and California), the American Rescue Plan Act (ARPA), the Families First Coronavirus Response Act (FFCRA), the Fair Labor Standards Act (FLSA), the Family and Medical Leave Act (FMLA), the California Family Rights Act (CFRA), the Worker Adjustment and Retraining Notification Act (federal and California), the California Fair Employment and Housing Act (FEHA), the Unfair Business Practices Act/Unfair Competition Law (UCL); the California Labor Code, the California Government Code, the California Civil Code, the applicable California Wage Order(s), and the California Private Attorneys General Act (to the extent permitted by law) (all as amended); (vii) discrimination or harassment on the basis of any protected status, such as race,

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color, ancestry, national origin (including language use restrictions), citizenship, religious creed (including religious dress and grooming practices), sex (which includes pregnancy, childbirth, breastfeeding and medical conditions related to pregnancy, childbirth or breastfeeding), marital status, domestic partnership status, sexual orientation, gender, gender identity or gender expression, veteran status, military status, political affiliation, family care or medical leave status or the denial of family and medical care leave, age, physical or mental disability (including HIV and AIDS), medical condition (including cancer and genetic characteristics), genetic information, or any other basis protected by applicable federal, state or local law, rule, ordinance or regulation; and (viii) any whistleblower or retaliation claims on the basis of any protected activity or other protected basis; breach of any express or implied promise, contract or agreement (express or implied), or breach of the implied covenant of good faith and fair dealing; any tort or common law claims, including wrongful discharge, intentional or negligent infliction of emotional distress, negligence, fraud, misrepresentation, defamation, interference with prospective economic advantage, or other tort or common law actions; claims for misclassification, wage and hour, or other claims related to hours, conditions, or compensation related to work; and any other violation of local, state, or federal law, constitution, statute, regulation, ordinance, order, guidance, resolution, public policy, contract, or tort or common law claim, whether for legal or equitable relief, having any bearing whatsoever on the terms and conditions of employment, or association or working relationship, with any of the Released Parties, including but not limited to any allegations for penalties, interest, costs and fees, including attorneys’ fees, incurred in any of these matters, which Executive ever had, now has, or may have as of the date of this release. All such claims, liabilities or causes of action (including, without limitation, claims for related attorneys’ fees and costs) are forever barred by this Second General Release regardless of the forum in which they may be brought. The Parties intend for this release to be as broad as possible. Notwithstanding the foregoing, Executive does not waive or release any claim which cannot be waived or released by private agreement. Further, nothing in this Second General Release shall prevent Executive from filing a charge or complaint with, or from participating in, an investigation or proceeding conducted by the SEC, OSHA, EEOC, CRD, NLRB or any other federal, state or local agency charged with the enforcement of any employment or other applicable laws. Executive, however, understands that by signing this Second General Release, Executive waives the right to recover any damages or to receive other relief in any claim or suit brought by or through the EEOC, the CRD or any other state or local deferral agency on Executive’s behalf to the fullest extent permitted by law, but expressly excluding any monetary award or other relief available from the SEC/OSHA, including an SEC/OSHA whistleblower award, or other awards or relief that may not lawfully be waived.
4.Unknown Claims. It is a condition of this Second General Release, and it is the Parties’ intention by executing this Second General Release, that the release of claims contained in this Second General Release shall be effective as a bar to each and every claim, whether now known or unknown. As such, Executive expressly, knowingly and voluntarily waives any and all rights and benefits conferred by section 1542 of the California Civil Code and does so understanding and acknowledging the significance and consequence of such specific waiver of section 1542, which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

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1.3.Executive warrants and agrees that Executive shall not and has not filed any claims, causes of action or complaints against the Company or any of the Released Parties that relate to any actions or conduct occurring prior to the execution of this Second General Release, except for any such claims that cannot be waived in a private agreement. Executive agrees that if he does file such action the Company shall be entitled to cease any further payments and that the payments already made under this Second General Release, if any, shall constitute full and complete consideration for Executive’s release of claims.
1.4.To the extent the release set forth in this Second General Release expressly extends to persons or entities that are not signatories to this Second General Release, it is expressly declared to be for their benefit and use.
5.Miscellaneous.
1.1.Counterparts and Signatures: This Second General Release may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same written instrument. The Parties agree that electronic, fax or other copies of the Parties’ and other signatures on this Second General Release are binding and admissible to the same extent that they would be if they were original signatures.
1.2.Successors in Interest: This Second General Release shall be binding upon the Parties and upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns. Executive expressly warrants that Executive has not transferred to any person or entity any rights, causes of action, or claims released in this Second General Release, and that Executive is fully empowered to enter into this Second General Release.
1.3.Governing Law and Interpretation: This Second General Release shall be governed by, interpreted under and enforced under the laws of California and venue shall be deemed to be in California. The Parties have jointly participated in the negotiation and drafting of this Second General Release. The Second General Release shall be interpreted in accordance with the plain meaning of its terms. In the event of an ambiguity or a question of intent arises, this Second General Release shall be construed as if drafted jointly by each of the Parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of authorship of any of the provisions of this Second General Release.
1.4.Amendment: This Second General Release may not be modified, altered or changed, except upon express written consent of the Parties.
1.5.Entire Agreement: This Second General Release, together with the Agreement and any exhibits and other documents expressly referenced in this Second General Release or Agreement, sets forth the entire agreement between the Parties and supersedes any prior agreements, contracts or understandings between the Parties.
6.Knowing and Voluntary Agreement.
By signing this Second General Release, Executive acknowledges that:
1.5.Executive has had a full twenty-one (21) days within which to consider this Second General Release before executing it or has freely and knowingly waived the right to consider this Second General Release for a full twenty-one (21) days by executing the Second General Release before the expiration of the 21-day period;

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1.6.The Parties agree that any changes, whether material or immaterial, to this Second General Release, do not restart the running of the twenty-one (21) day period;
1.7.Executive has carefully read and fully understands all provisions of this Second General Release;
1.8.Executive knowingly and voluntarily agrees to all of the terms set forth in this Second General Release and agrees to be legally bound by all of the terms set forth in this Second General Release;
1.9.Executive has been and hereby is advised in writing to consider the terms of this Second General Release and to consult with an attorney;
1.10.Prior to signing this Second General Release, Executive has had the opportunity to consult with counsel of Executive’s choice concerning the terms and conditions of this Second General Release and has done so or freely chosen not to do so;
1.11.Executive has a full seven (7) days following the execution of this Second General Release to revoke this Second General Release. To revoke, Executive must send a written statement of revocation to Bonnie Samuels at [***]. If Executive revokes within seven (7) days, Executive will receive no benefits under this Second General Release. In the event Executive does not exercise his right to revoke this Second General Release, the Second General Release shall become effective on the date immediately following the seven-day (7) waiting period described above; and
1.12.Executive expressly understands that among the various rights and claims being waived by this Second General Release are those arising under the ADEA (29 U.S.C. § 621, et seq.), but that any such claims that arise after the date of this Second General Release are not waived. Although Executive is releasing claims that Executive may have under the OWBPA and ADEA, Executive understands that Executive may challenge the knowing and voluntary nature of his release in this Second General Release before a court, the EEOC, NLRB, or any other federal, state or local agency charged with the enforcement of such employment laws.

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Having read the foregoing, having fully understood and agreed to the terms and provisions of this Second General Release and intending to be bound hereby, the Parties voluntarily and of their own free will execute this Second General Release as follows:
PLEASE READ CAREFULLY. THIS SECOND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

AGREED AND UNDERSTOOD:
Dated:_____________________________	_______________________________ SANJAY BANKER
Dated:_____________________________	SONDER USA INC. By:__________________________ Phil Rothenberg General Counsel

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